Exhibit 99.1

NEWS RELEASE	NEO: SHWZ
FOR IMMEDIATE RELEASE	OTCQX: SHWZ

MULTI-STATE CANNABIS GROWTH OPERATOR, SCHWAZZE, ANNOUNCES
FORREST HOFFMASTER

AS CHIEF FINANCIAL OFFICER

DENVER, CO – January 19, 2023 – Medicine Man Technologies operating as Schwazze, (OTCQX: SHWZ, NEO: SHWZ) ("Schwazze" or the “Company"), announces changes to its executive financial leadership team in preparation for its growth initiatives in Colorado and New Mexico with the addition of Chief Financial Officer, Forrest Hoffmaster. Effectively immediately, Hoffmaster replaces the current CFO, Nancy Huber, who previously announced her plans to retire once the Company hired a new CFO..

As Chief Financial Officer, Forrest Hoffmaster joins the executive leadership team at Schwazze where he will be responsible for the company’s Finance functions including Accounting, Audit, Risk, Tax, Treasury, Financial Planning & Analysis, Investor Relations and Capital Markets. In addition, he will oversee the company’s data analytics and information technology functions. Hoffmaster brings to Schwazze a 30-year career with broad C-suite experience in purpose-driven companies including Whole Foods, HEB Grocery, Advanced Micro Devices and most recently with New Seasons Market headquartered in Portland, Oregon.

As CEO of New Seasons Market (a specialty gourmet food retailer), Hoffmaster successfully led the company through one of the most disruptive periods within the company’s history and the retail grocery industry. Grounded in founder-inspired values, he stewarded the company to financial health growing EBITDA by 30% over 2 years, with a deliberate growth strategy coupled with operating cost optimization, resulting in a successful sale and integration of the company with Good Food Holdings LLC.

Prior to New Seasons Market, Hoffmaster spent 15 years with Whole Foods Market in various capacities in finance and operations. Previously he was with HEB Grocery and Advanced Micro Devices in finance management roles. Hoffmaster began his career as a CPA with Arthur Andersen focusing on SEC and GAAP compliance and reporting, graduating from the University of Houston Cum Laude with a BBA in Accounting in 1993.

“We are excited about the addition of Forrest Hoffmaster to our executive leadership team as Chief Financial Officer. Hoffmaster brings a wealth of financial and operational experience that will enable Schwazze’s growth strategy, optimize it’s operating costs, and foster a performance driven organization,” said Justin Dye, Chairman and CEO of Schwazze. “We thank Nancy Huber, outgoing CFO, for her invaluable contributions since 2019 and wish her well in her retirement.”

“I am excited to join such a deeply experienced, operationally focused team at Schwazze and look forward to the growth and success ahead. Schwazze has solid fundamentals and is writing an incredibly successful story as an admired retailer with a house of brands in the Cannabis industry. I am looking forward to contributing tothat.” said Forrest Hoffmaster.

Since April 2020, Schwazze has acquired, opened or announced the planned acquisition of 41 cannabis retail dispensaries (Star Buds, Emerald Fields and R.Greenleaf) as well as seven cultivation facilities and two manufacturing plants in Colorado and New Mexico. In May 2021, Schwazze announced the creation of its Biosciences division, and in August 2021 it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ; NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit www.Schwazze.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,” “continue,” “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses, including the acquisition described in this press release, and realize synergies therefrom, (ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, and (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations Joanne.jobin@schwazze.com 647.964.0292	Media Julie Suntrup, Schwazze Vice President | Corporate Marketing & Brands julie.suntrup@schwazze.com 720.572.7087